November 5, 1998



Mr. Bob Lindquist
WHCA Partners
Two Prudential Plaza
Suite 5050
1800 North Stetson Avenue
Chicago, IL 60601

     Re:  Letter of Intent - Chem-Con/Chem-Met Acquisitions

Dear Bob:

1. Perma-Fix Environmental Services, Inc. ("PESI") has completed an initial due diligence of Chemical Conservation Corporation (Florida), Chemical Conservation of Georgia, Inc. and Chem-Met Services, Inc. and is very interested in acquiring these companies by merger or other means acceptable to PESI that qualifies as a pooling of interest. It is the intent that PESI would acquire 100% of the issued and outstanding capital stock of the following companies through a merger with PESI or a subsidiary of PESI or other means acceptable to PESI which qualifies as a pooling of interest:

          * Chemical Conservation Corporation (Florida) and Chemical Conservation of Georgia, Inc.
               (collectively "Chem-Con").

          *    Chem-Met Services, Inc. ("Chem-Met").

2. It is understood that all of the issued and outstanding shares of capital stock of Chem-Con is owned by the Ann L. Sullivan Trust ("ALS Trust"), and all of the issued and outstanding shares of capital stock of Chem-Met is owned by the Thomas P. Sullivan Trust ("TPS Trust"). No other person, firm, entity, trust, corporation, partnership, limited liability company or other enterprise has any options, warrants or other rights to acquire any capital stock or assets of Chem-Con or Chem-Met. Thomas P. Sullivan and Ann L. Sullivan (collectively the "Sullivans"), are husband and wife. The ALS Trust and the TPS Trust collectively called "Trusts".

3. Certain real estate located in Orlando, Florida, and all improvements thereon are currently used by and associated with Chemical Conservation Corporation (Florida) ("Orlando Real Estate"), which Orlando Real Estate is owned by the ALS Trust. Prior to the closing of the acquisition by PESI of Chem-Met and Chem-Con and as a condition precedent to such closing, the owner of the Orlando Real Estate shall convey title in and to the Orlando Real Estate and all improvements thereon to Chemical Conservation Corporation (Florida) in the form of a capital contribution and by a general warranty deed, free and clear of any and all liens, mortgages, encumbrances, security interest, claims and rights of any other party, except for two mortgages currently on the Orlando Real Estate owed to and held by SunTrust Bank in the approximate amount of $121,000 and Commercial Carrier in the approximate amount of $142,000 (collectively, the

Page 2
Letter to Bob Lindquist
November 5, 1998


"Orlando Mortgages"). Upon the transfer of title to the Orlando Real Estate to Chemical Conservation Corporation (Florida), Chemical Conservation Corporation (Florida) will assume the Orlando Mortgages. The Orlando Mortgages shall be current and without default and no event shall have occurred under the Orlando Mortgages which would, with the passage of time, result in a default.

4. It is understood and agreed that each of the above transactions are subject to and conditioned upon the closing of the acquisition by PESI of Chem-Con and Chem-Met, and that no transaction may be closed individually. It is the intent that one definitive agreement will be executed for the merger of Chem-Con and Chem-Met into PESI or a subsidiary of PESI. All such merger documents will be drafted by PESI and presented to the shareholders of Chem-Met and Chem-Con for review. This letter and the letters of intent regarding PESI's acquisition of Chem-Con and Chem-Met attached hereto are subject to the terms hereof and the terms and conditions set forth in such separate letters attached hereto.

5. It is understood and agreed that prior to closing of the transactions with PESI as contemplated by this letter and the letters attached hereto relating to PESI's acquisition of Chem-Met and Chem-Con, the Quanta Corporation's ("Quanta") sale transaction, as is currently pending, will be completed. The proposed Quanta sale will be for certain assets (excluding the warehouse facility located on and the 10 acre tract ("the Real Estate") owned by a third party, adjacent to Chem-Met) and certain liabilities, in the manner previously disclosed to PESI. Prior to closing of the transactions contemplated by this letter and the letters attached hereto, but after the sale of Quanta assets, Quanta will be merged into Chem-Met and the then combined officer's note receivable in the sum of approximately $1,064,000 payable to Chem-Met will be exchanged with the third party owner of the Real Estate, for title to the Real Estate, with such Real Estate being transferred to Chem-Met by a general warranty deed free and clear of any liens, encumbrances, claims, mortgages, security interest or rights of any other party. It is understood and agreed that the final terms and conditions of the Quanta sale cannot, as a condition of closing, violate or break the
accounting requirements for this pooling transaction.   It is
also understood that the combined value of the Real Estate will approximate the recorded amount of the officer note receivable ($1,064,000 at June 30, 1998).

6. In addition to the indemnification provisions to be contained in the definitive merger agreement relating to PESI's acquisition of Chem-Met and Chem-Con, PESI will be indemnified by the Sullivans and the Trusts, jointly and severally, for any and all federal or state income tax liability which Chem-Con, Chem-Met and/or Quanta may be liable to pay for any reason whatsoever for any and all periods prior to the date of closing of the acquisition of Chem-Con and Chem-Met by PESI. PESI will also be indemnified for all other liabilities as related to Quanta operations. To be negotiated are the number of shares of Common Stock issuable by PESI in connection with the acquisition of Chem-Met and Chem-Con that are to be held in escrow and the terms of such escrow in connection with the indemnification of PESI relating to any tax liability of Chem-Met, Chem-Con and Quanta discussed in this paragraph.

7. The Sullivans and the Trusts shall bear all of the expenses and legal fees incurred by them, following the date of acceptance of this letter and PESI shall bear its own expenses incurred by

Page 3
Letter to Bob Lindquist
November 5, 1998


it in connection with the transactions contemplated by this letter and the attachments. The shareholders of Chem-Con and Chem-Met shall be responsible for any brokerage fees associated with the transactions contemplated by this letter and the attachments.

8. The closing of the acquisition of Chem-Con and Chem-Met by PESI are subject to the terms and conditions of this letter and those separate letters of intent relating to PESI's acquisition of Chem-Con and Chem-Met, both dated as of the date of this letter and attached hereto. In addition to all other conditions precedents, consummation of the transactions contemplated in this letter and the letters attached hereto is subject to the parties negotiating, completing and executing a definitive merger agreement in a form and substance acceptable to the parties hereto and compliance with all of the terms and provisions of the definitive merger agreement and this letter and the letters attached hereto.

9. From the date of this letter until the earlier of (i) February 28, 1998, or (ii) execution of the definitive merger agreement relating to PESI's acquisition of Chem-Con and Chem-Met, neither the Sullivans, the Trusts, Chem-Con, Chem-Met nor any of their respective shareholders, directors, officers, employees, or agents will, directly or indirectly, solicit, initiate or encourage any acquisition proposal (as defined below) as to Chem-Con and/or Chem-Met or any of the stock or assets of Chem-Con and/or Chem-Met, whether by sale, lease or otherwise, nor will Chem-Con or Chem-Met nor any of their respective shareholders, directors, officers, employees or agents participate, directly or indirectly, in any negotiations with any person or party other than PESI with respect to an acquisition proposal of Chem-Con and/or Chem-Met or any stock or assets of Chem-Con and/or Chem-Met, whether by sale, lease or otherwise. The Sullivans will promptly notify PESI of the person or party making any inquiry or proposal relating to an acquisition proposal pursuant to which a person or entity other than PESI would (i) acquire or participate in a merger of other business combination involving Chem-Con or Chem-Met or (ii) acquire assets of Chem-Con or Chem-Met or (iii) acquire any stock from any of Chem-Con, Chem-Met, the Sullivans or the Trusts or acquire any of the outstanding common stock of Chem-Con or Chem-Met.

10. The Sullivans and the Trusts shall cause Chem-Con and Chem-Met to allow PESI, through its employees or agents to examine the business, properties and personnel of Chem-Con and Chem-Met as PESI may deem necessary or advisable. During normal business hours and upon reasonable notice, PESI and its agents shall have full access to the premises and to all the properties, books, contracts, commitments and records of Chem-Con and Chem-Met and Chem-Con and Chem-Met shall furnish to PESI such financial and operating data and other information with respect to the business, properties and personnel of Chem-Con and Chem-Met as PESI may from time to time reasonably request.

11. This letter and the attachments hereto shall be construed and governed by the laws of the State of Florida.

12. As you appreciate, this letter and the letters attached hereto relating to PESI's acquisition of Chem-Con and Chem-Met are merely an expression of our mutual intent with respect to

Page 4
Letter to Bob Lindquist
November 5, 1998

certain terms of a proposed transaction regarding PESI's acquisition of Chem-Met and Chem-Con and except as set forth in paragraphs 7, 9, 10 and 11 is not intended as an offer or any type of commitment by PESI, or any acceptance or commitment by you and any obligation on the part of you or us will be dependent upon the execution and delivery of mutually negotiated definitive merger agreement.

If this proposal is agreeable to the parties involved, please have the Sullivans and the Trust sign in the space indicated below and return an executed copy to me at your convenience.

Sincerely,

    /s/Dr. Louis F. Centofanti
_________________________________
Dr. Louis F. Centofanti, Chairman

Agreed and Accepted this 6th day of November, 1998.

    /s/Thomas P. Sullivan
_________________________________
Thomas P. Sullivan

   /s/Ann L. Sullivan
_________________________________
Ann L. Sullivan

   /s/Thomas P. Sullivan
__________________________________
Trustee of the Thomas P. Sullivan Trust

   /s/Ann L. Sullivan
__________________________________
Trustee of the Ann L. Sullivan Trust

November 5, 1998



Mr. Bob Lindquist
WHCA Partners
Two Prudential Plaza
Suite 5050
1800 North Stetson Avenue
Chicago, IL 60601

     Re:  Letter of Intent -
          Chemical Conservation Corporation (Florida) and Chemical Conservation of Georgia, Inc.

Dear Bob:

Please be advised that Perma-Fix Environmental Services, Inc. ("PESI") has completed an initial due diligence of Chemical Conservation Corporation (Florida) and Chemical Conservation of Georgia, Inc. (collectively referred to as "Chem-Con") and is very interested in acquiring Chem-Con by means of a merger or other means acceptable to PESI, with such qualifying as a pooling of interest. We would be interested in acquiring 100% of the capital stock of the following companies:

     *    Chemical Conservation Corporation (Florida)
     *    Chemical Conservation Corporation of Georgia, Inc.

Certain real estate located in Orlando, Florida and all improvements thereon are currently used by and associated with Chemical Conservation Corporation (Florida) ("Orlando Real Estate"), which Orlando Real Estate is owned by the ALS Trust. Prior to the closing of the acquisition by PESI of Chem-Con and as a condition precedent to such closing, the owner of the Orlando Real Estate shall convey title in and to the Orlando Real Estate and all improvements thereon to Chemical Conservation Corporation (Florida) in the form of a capital contribution by a general warranty deed, with the Orlando Real Estate being free and clear of any and all liens, mortgages, encumbrances, security interest, claims and rights of any other party, except for two mortgages currently on the Orlando Real Estate owed to and held by Sun Trust Bank in the approximate amount of $121,000 and Commercial Carrier in the approximate amount of $142,000 (collectively, the "Orlando Mortgages"). Upon the transfer of title to the Orlando Real Estate to Chemical Conservation Corporation (Florida), Chemical Conservation Corporation (Florida) will assume the Orlando Mortgages. The Orlando Mortgages shall be current and without default and no event shall have occurred under the Orlando Mortgages which would, with the passage of time, result in a default.

The following offer is based on the ability to acquire Chem-Con on terms that qualify as a pooling of interest. It would be our intention to expedite the closing and final due diligence process, with a proposed closing to occur by February 28, 1999, subject to shareholder approval and satisfaction of the other

Page 2
Letter to Bob Lindquist
November 5, 1998


conditions specified herein, in the letter of intent dated as of the date hereof and addressed to Bob Lindquist styled "Re: Letter of Intent - Chem-Met Services, Inc. and the letter of intent dated as of the date hereof and addressed to Bob Lindquist styled "Letter of Intent - Chem-Con/Chem-Met Acquisitions." The consideration to be paid for Chem-Con is as follows:

     * $6.5 million in PESI Common Stock for Chem-Con, with the number of shares of PESI Common Stock to be issued determined by dividing $6.5 million by the average closing price per share of PESI Common Stock as quoted on the NASDAQ for the five (5) trading days immediately preceding the date of closing.

PESI would, at the closing of the acquisition of Chem-Con by PESI, enter into a four year consulting agreement with Tom Sullivan, based on terms satisfactory to PESI and Mr. Sullivan and at the rate of $400,000 in the first year and $300,000 per year thereafter for the remaining three years.

Environmental Liability Issues:

This offer is conditioned on the assumption that the cost relating to the Valdosta Ground Remediation does not exceed $1,800,000, which would be assumed and paid by Chem-Con. However, this transaction is also contingent upon PESI's ability to obtain an insurance policy on the Valdosta Ground Remediation liability on terms satisfactory to PESI prior to closing of the PESI acquisition of Chem-Con and based upon the agreed upon and documented costs. We will require the assistance of Chem-Con in this documentation and support process.

This offer is also subject to satisfaction of the following:

     * No material adverse change in financial position of Chem-Con from the June 30, 1998, financial statements;
     * State/EPA approval of permit transfers, where appropriate;
     * Completion of audited financial statements of Chem-Con and Chem-Met Services, Inc. ("Chem-Met") for the twelve month periods ended September 30, 1996, 1997 and 1998, meeting the requirements of Regulation S-X for inclusion in a Form S-1 Registration Statement pursuant to the Securities Act of 1933, as amended. PESI would pay for this audit, unless the audit finds that the combined income of Chem-Con and Chem-Met is 20% less than that represented, prior to the appropriate reversal of officer notes receivable and those adjustments as previously discussed, which adjustments PESI has estimated as described in the Exhibit A attached hereto. Prior to the audit described above, Chem-Met and Chem-Con will make certain adjustments to their financial statements as previously discussed with PESI and estimated in Exhibit A attached hereto;
     * Completion by PESI of a final financial and environmental due diligence;

Page 3
Letter to Bob Lindquist
November 5, 1998


     * PESI obtaining the appropriate insurance policy insuring the predetermined liability for remediation of Valdosta;
     * Tom Sullivan would have the right to appoint a board member as long as stock held represented an agreed upon percentage for a period to be negotiated;
     * Completion and execution of a definitive merger agreement in which PESI would acquire Chem-Con and Chem-Met which qualifies as a pooling of interest and is acceptable to respective Board of Directors of PESI, Chem-Con and Chem-Met;
     * Completion of proxy material relating to the acquisition of Chem-Met and Chem-Con in accordance with the requirements of the Securities Exchange Act of 1934, as amended and receipt of PESI shareholder approval;
     * No public announcement without prior approval by both parties except as required by law;
     *    Completion of the acquisition of Chem-Met;
     * Listing of the shares of Common Stock to be issued hereunder on the Boston Stock Exchange and NASDAQ;
     * Such other terms as reasonably requested by the parties.

If this proposal is agreeable to the parties involved, please have Thomas P. Sullivan, Ann L. Sullivan, the Thomas P. Sullivan Trust and the Ann L. Sullivan Trust sign in the space indicated below and return to me an executed copy of this letter at your convenience.

Sincerely,

    /s/Dr. Louis F. Centofanti
_________________________________

Dr. Louis F. Centofanti, Chairman

Agreed and Accepted this 6th day of November, 1998.

    /s/Thomas P. Sullivan
_________________________________
Thomas P. Sullivan

   /s/Ann L. Sullivan
__________________________________
Ann L. Sullivan

   /s/Thomas P. Sullivan
___________________________________
Trustee of the Thomas P. Sullivan Trust

   /s/Ann L. Sullivan
____________________________________
Trustee of the Ann L. Sullivan Trust

Chem-Con-ChemMet Adjusting Entries                        Exhibit A
          Pooling Entries


               Description                   Amount
________________________________________________________________

               P & L Impact

Increase Allowance for Doubtful Accounts     200,000

Increase Four County Reserve                 220,000

Establish Accrued Expenses                   600,000

Establish Valdosta Remediation Reserve     1,800,000

Establish Accrued Closure Costs              635,802
                                           _________

               TOTAL EXPENSES              3,455,802
                                           =========

November 5, 1998



Mr. Bob Lindquist
WHCA Partners
Two Prudential Plaza
Suite 5050
1800 North Stetson Avenue
Chicago, IL 60601

     Re:  Letter of Intent -
          Chem-Met Services, Inc.

Dear Bob:

Please be advised that Perma-Fix Environmental Services, Inc. ("PESI") has completed an initial due diligence of Chem-Met Services, Inc. ("Chem-Met") and is very interested in acquiring Chem-Met. We would be interested in acquiring 100% of the capital stock of Chem-Met by means of a merger or other means acceptable to PESI, with such qualifying as a pooling of interest.

The following offer is based on the ability to acquire Chem-Met in a pooling of interest. It would be our intention to expedite the closing and due diligence process, with a proposed closing to occur by February 28, 1999, subject to shareholder approval and satisfaction of the other conditions specified herein, in the separate letter of intent dated as of the date hereof addressed to Bob Lindquist involving the acquisition of Chemical Conservation Corporation (Florida) and Chemical Conservation of Georgia, Inc. (collectively, "Chem-Con") by PESI styled "Re:
Letter of Intent - Chemical Conservation Corporation (Florida) and Chemical Conservation of Georgia, Inc. ("Chem-Con Letter") and the letter dated as of the date hereof addressed to Bob Lindquist relating to the proposed acquisition by PESI of Chem-Met and Chem-Con styled "Letter of Intent-Chem-Con/Chem-Met Acquisitions" ("Chem-Met - Chem-Con Letter"). PESI would be willing to pay the following consideration for Chem-Met:

* $900,000 in PESI Common Stock for Chem-Met, with the number of shares of PESI Common Stock to be issued determined by dividing $900,000 by the average closing price per share of PESI Common Stock over the 5 trading days as quoted on the NASDAQ immediately prior to the date of closing of PESI's acquisition of Chem-Met and Chem-Con. As discussed, our analysis has placed a value of $1.8 million on Chem-Met, less the approximate $900,000 PRP liability in connection with the Four County Landfill Superfund Site.

Page 2
Letter o Bob Lindquist
November 5, 1998


Environmental Liability Issues:

This offer is based on and subject to the assumption that the following balance sheet issues and their respective costs would be assumed or paid by Chem-Met and the liability of Chem-Met for such shall not exceed the following amounts:

     *    Chem-Fix Settlement Agreement, not to exceed
          $360,000;
     * Four County Landfill PRP liability, not to exceed $900,000; and
     *    Chem-Met Area 4 Remediation, not to exceed $2,000,000.

However, this transaction is also contingent upon PESI's obtaining an insurance policy on the Chem-Met Area 4 Remediation liability prior to closing upon terms satisfactory to PESI and based upon the agreed upon and documented costs. We will required the assistance of Chem-Met in this documentation and support process.

This offer is also subject to satisfaction of the following:

     * No material adverse change in financial condition of Chem-Met/Chem-Con from the June 30, 1998, financial statements of Chem-Met and Chem-Con;
     * State/EPA approval of permit transfers, where appropriate;
     * Completion of audited financial statements of Chem-Met and Chem-Con for the twelve month periods ended September 30, 1996, 1997 and 1998, meeting the requirements of Regulation S-X for inclusion in a Form S-1 Registration Statement pursuant to the Securities Act of 1933, as amended. PESI would pay for this audit, unless the audit finds that the combined income of Chem-Met and Chem-Con is 20% less than that represented, prior to the appropriate reversal of officer notes receivable described in paragraphs 5 of the Chem-Met-Chem-Con Letter and those certain adjustments as previously discussed, which adjustments PESI has estimated as described in the attached Exhibit A. Prior to the audit described above, Chem-Met and Chem-Con will make certain adjustments to their financial statements as previously discussed with PESI and estimated in Exhibit A attached hereto;
     * Completion by PESI of a final financial and environmental due diligence of Chem-Met and Chem-Con;
     * PESI obtaining the appropriate insurance policy, insuring the predetermined liability for Chem-Met Area 4 Remediation;
     * The completion of an appropriate and definitive settlement agreement on the Four County Landfill, based upon liability of Chem-Met not to exceed $900,000 and such settlement approved by an appropriate government agency, all in a manner as recently discussed and satisfactory to PESI;
     * The completion of an appropriate settlement of the Chem-Fix judgement in a manner satisfactory to PESI, based upon a liability not to exceed $360,000;

Page 3
Letter to Bob Lindquist
November 5, 1998



     * Tom Sullivan would have the right to appoint a board member as long as stock held represented an agreed upon percentage for a period to be determined;
     * Completion of a definitive merger agreement, in which PESI would acquire Chem-Met and Chem-Con in a transaction qualifying as a pooling of interest, and acceptable to the respective Board of Directors of PESI, Chem-Met and Chem-Con and satisfaction of the conditions precedent thereof;
     * Completion of the required proxy material relating to PESI's acquisition of Chem-Met and Chem-Con pursuant to the requirements of the Securities Exchange Act of 1934, as amended, and receipt of PESI shareholder approval;
     * No public announcement without prior approval by both parties except as required by law;
     *    Completion of the acquisition of Chem-Con by PESI;
     * Listing of the shares of Common Stock to be issued hereunder and in connection with the acquisition of Chem-Con on the NASDAQ and Boston Stock Exchange;
     * Such other conditions precedent as reasonably required by the parties.

If this proposal is agreeable to the parties involved, please have Mr. Thomas P. Sullivan, Ann L. Sullivan, the Thomas P. Sullivan Trust and the Ann L. Sullivan Trust sign in the space indicated below and return an executed copy to me at your convenience.

Sincerely,

    /s/Dr. Louis F. Centofanti
________________________________
Dr. Louis F. Centofanti, Chairman

Agreed and Accepted this    6th   day of November, 1998.
                        __________

    /s/Thomas P. Sullivan
___________________________
Thomas P. Sullivan

   /s/Ann L. Sullivan
____________________________
Ann L. Sullivan

   /s/Thomas P. Sullivan
____________________________
Trustee of the Thomas P. Sullivan Trust

   /s/Ann L. Sullivan
_____________________________
Trustee of the Ann L. Sullivan Trust

Chem-Con-ChemMet Adjusting Entries                         Exhibit A
          Pooling Entries





                 Description                   Amount
_______________________________________________________________

               P & L Impact

Increase Allowance for Doubtful Accounts          200,000

Establish Accrued Expenses                        600,000

Increase Four County Reserve                      220,000

Establish Valdosta Remediation Reserve          1,800,000

Establish Accrued Closure Costs                   635,802

               TOTAL EXPENSES                   3,455,802
                                                =========